Exhibit 10.1

Compensation Policy and Stock Ownership Guidelines
for Outside Members of the Board of Directors

Compensation Element	Description
Term	Directors serve staggered three-year terms.
Cash Compensation
•Directors will receive annual cash compensation of $90,000, inclusive of Board and committee meeting attendance fees.
•Committee Chairs will receive an additional annual fee as follows: Audit Committee – $15,000; Compensation Committee – $12,500; Nominating and Corporate Governance Committee – $10,000; Environmental, Social and Governance Committee – $5,000.
•Lead Director will receive an additional annual fee of $30,000.
•Directors can elect to have cash compensation paid in Rexnord stock as permitted by rules adopted by the Company from time to time.
•Cash compensation program is effective as of July 23, 2020.

Equity Grant
•Directors will receive an annual equity grant with a value of $130,000.
•The vesting, form and methodology of the equity grant will be determined by the Compensation Committee from time to time.
•Equity compensation program is effective as of April 1, 2019.

Stock Ownership Guidelines	Directors will be required to hold a minimum of 5 times the annual cash retainer in Rexnord stock within five years of appointment (including vested options and vested, but deferred RSUs).
Expenses	Rexnord will reimburse Directors for all reasonable out-of-pocket expenses related to their duties as a Director.
D&O Insurance	Rexnord will maintain D&O insurance of at least $50 million annually.
Indemnification	Rexnord will indemnify Directors to the fullest extent allowed by law.

The cash compensation and equity grant will be prorated for partial year service (e.g., directors who join in the middle of a year). Cash compensation is paid quarterly in arrears.

Revised as of July 2020